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                                                              OMB APPROVAL
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                                                     OMB Number 3235-0104
--------                                             Expires: December 31, 2001
 FORM 3                                              Estimated average burden
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
 McCALLUM        ELKIN         B.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)            COLLINS & AIKMAN CORPORATION (CKC)    (Month/Day/Year)
     (Last)     (First)     (Middle)              9/21/01               ------------------------------------
    100 VESPER EXECUTIVE PARK             ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS Identification            Person to Issuer                 7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
TYNGSBORO           MA        01742           Person                           Director     X    10% Owner      applicable line)
----------------------------------------      (Voluntary)                -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
                                                 Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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COMMON STOCK                                         75,000                           D
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COMMON STOCK                                     12,784,000                           I                      (SEE NOTE 1)
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*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                   (Print or Type Responses)

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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
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Explanation of Responses:

1.  The following shares are owned directly by the following entities and indirectly by the reporting person: 24,000 shares are owned by the McCallum Family Foundation of which the reporting person is a trustee and 12,760,000 shares are owned directly by Joan
Fabrics Corporation which is owned entirely by JFC Holdings Trust (the "Trust"). The reporting person is the sole trustee of the
Trust.




                                                                                /s/ Elkin McCallum                    10/1/2001
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations Sec 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        ELKIN MCCALLUM                          Date
                                                                                **Signature of Reporting Person
Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

                                                     (Print or Type Responses)
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